EXHIBIT 99.1

[Kindred logo appears here]

Contact:	Richard A. Lechleiter
Executive Vice President and Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES FIRST QUARTER RESULTS

AND AGREEMENTS WITH VENTAS, INC.

Net Income from Continuing Operations – $15.7 million or $0.39 per Diluted Share

22 Under-performing Facilities to be Acquired for Resale

Parties Agree to Several Amendments to Master Leases that

Provide Kindred with Additional Operating Flexibility

LOUISVILLE, Ky. (April 30, 2007) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced its operating results for the first quarter ended March 31, 2007.

Kindred also announced that it has entered into agreements with Ventas, Inc. (“Ventas”) (NYSE:VTR). Under the terms of the agreements, Kindred will purchase for resale 22 under-performing facilities (the “Facility Acquisitions”) currently leased from Ventas. In connection with these agreements, Kindred has renewed the leases for all of the remaining facilities that were scheduled to expire in April 2008. In addition, Kindred and Ventas have amended and restated the master lease agreements between the parties (the “Amended Master Leases”) to reflect several amendments. Ventas also has agreed that it will not contest Kindred’s proposed spin-off of its pharmacy division. The Facility Acquisitions are expected to close by June 30, 2007.

Kindred also announced that it will host an investor conference call to be held today at 11:00 a.m. (Eastern Time) to discuss both its first quarter results and the Ventas agreements.

First Quarter Results

Continuing Operations

Revenues for the first quarter of 2007 rose 11% to $1.1 billion compared to $1.0 billion in the year-earlier period. Net income from continuing operations totaled $15.7 million or $0.39 per diluted share in the first quarter of 2007 compared to $21.9 million or $0.53 per diluted share in the first quarter last year.

Operating results for the first quarter of 2007 included a pretax charge of $4.1 million ($2.5 million net of income taxes or $0.06 per diluted share) for professional fees and other costs incurred in connection with the proposed spin-off of Kindred’s institutional pharmacy business.

Operating results for the first quarter of 2006 included certain items that, in the aggregate, decreased net income by approximately $0.5 million or $0.01 per diluted share.

Discontinued Operations

In the first quarter of 2007, Kindred reported a net loss from discontinued operations totaling $0.6 million or $0.01 per diluted share compared to net income of $1.9 million or $0.05 per diluted share in the first quarter of 2006. Operating results for discontinued operations in the first quarter of 2006 included a favorable pretax adjustment of $7.0 million ($4.3 million net of income taxes or $0.11 per diluted share) resulting from a change in estimate for professional liability reserves related primarily to Kindred’s Florida and Texas nursing centers that were divested in prior years.

Kindred also reported a $7.8 million net loss related to the divestiture transaction with Health Care Property Investors, Inc. (NYSE:HCP) that was completed in the first quarter of 2007.

Other Quarterly Information

During the first quarter of 2007, Kindred received a distribution of approximately $37 million from its limited purpose insurance subsidiary to be used for general corporate purposes. The distribution resulted from the insurance subsidiary’s improved professional liability underwriting results. These funds were used to repay borrowings under Kindred’s revolving credit facility.

Agreements with Ventas

Facility Acquisitions

Kindred and Ventas have entered into definitive agreements under which Kindred will acquire 21 nursing centers and one long-term acute care hospital (collectively, the “Facilities”) for $171.5 million. In addition, Kindred will pay a lease termination fee of $3.5 million. The current annual rents for the Facilities are approximately $10.3 million.

The Facilities, which contain 2,634 licensed nursing center beds and 220 licensed hospital beds, generated pretax losses of approximately $10 million for the year ended December 31, 2006. Upon closing, Kindred will account for the operations of the Facilities as discontinued operations.

Kindred intends to complete the divestiture of all of the Facilities by December 31, 2007. Kindred expects to generate between $80 million and $90 million in proceeds from the sale of the Facilities and the related operations. Kindred expects to record a net loss of approximately $60 million to $70 million in the second quarter of 2007 relating to these divestitures.

Renewal of Leases Scheduled to Expire in 2008

In connection with the Facility Acquisitions, Kindred has renewed the leases for an additional five years for 49 nursing centers (approximately 5,844 licensed beds) and eight long-term acute care hospitals (approximately 635 licensed beds) (collectively, the “Renewal Facilities”). Kindred’s option to renew the leases on the Renewal Facilities would have expired on April 29, 2007. The initial lease term for the

Renewal Facilities was scheduled to expire in April 2008. The existing rents and the annual escalators are not affected by the renewals.

Master Lease Amendments

In connection with the Facility Acquisitions, Kindred and Ventas entered into the Amended Master Leases, which became effective immediately. The Amended Master Leases include, among other things, the following amendments:

•

Kindred has an ongoing right to de-license 35% of the hospital beds in any hospital and 10% of the hospital beds in any Amended Master Lease for the conversion of excess hospital capacity into licensed skilled nursing sub-acute units.

•

Kindred is permitted to de-license 912 beds in 70 nursing centers, which will allow Kindred to reduce multiple bed wards and enhance the quality of life for its residents and improve the marketability of these facilities to Medicare, managed care and private pay patients and residents.

•

Insurance provisions have been modified (a) to expand the list of third-party insurers that are permitted to insure Kindred’s professional liability exposure and (b) to provide a one-time right for Kindred to commute certain insurance policies.

•	Two lease renewal bundles contained in the Amended Master Lease No. 3 have been combined.

•	Ventas has enhanced reporting and inspection rights.

Ventas Consents to Pharmacy Transaction

In connection with these agreements, Ventas has agreed not to contest the proposed spin-off of Kindred’s KPS institutional pharmacy division and the subsequent merger of KPS with the institutional pharmacy services business of AmerisourceBergen Corporation (“AmerisourceBergen”) (NYSE:ABC).

Conditions to Closing

The Facility Acquisitions are subject to certain approvals and other customary conditions to closing.

Management Commentary

Paul J. Diaz, President and Chief Executive Officer of Kindred, remarked, “We reported another good quarter, with each of our operating divisions performing in line with our expectations. Our hospital operating income was bolstered by 14% growth in same-store non-government admissions. Our health services division reported another quarter of growth in revenues and operating income driven primarily by higher census levels and improved payor mix. Peoplefirst rehabilitation services reported higher revenues and operating income as we grew our external customer base and improved the overall productivity of our therapists compared to the first quarter last year. Our KPS institutional pharmacy business rebounded nicely from a difficult fourth quarter in 2006 as we made progress in our acquired pharmacies and other execution issues under Medicare Part D.”

With respect to the Ventas agreements, Mr. Diaz remarked, “We believe the transactions with Ventas provide a number of benefits to Kindred. The Facilities being acquired for resale are poor performers and give us an opportunity to improve our financial results and focus more management time and resources on our more productive operations and our cluster market strategic growth opportunities.”

“The Amended Master Leases also will provide additional flexibility to improve our operations. The ability to convert existing capacity in our long-term acute care hospitals into productive sub-acute units will create new growth opportunities in markets that need these services. De-licensing beds in a significant number of our nursing centers that have three and four bed wards will enhance the quality of life for our residents, improve clinical outcomes and help us continue to improve our payor mix, especially with respect to short stay managed care and Medicare patients. The insurance modifications also give us an opportunity to further monetize some of the benefits we have achieved from improving the quality of our services and our risk management efforts.”

Mr. Diaz commented further, “While many of the benefits associated with the Ventas agreements will not be realized until 2008 and beyond, we believe that these transactions will be slightly accretive to earnings in the second half of this year. Investors should note that our view of the 2007 impact of the Ventas transactions includes the assumption that the proceeds from the sale of the Facilities will not be realized until the fourth quarter of 2007.”

With respect to Kindred’s ongoing development activities, Mr. Diaz noted, “During the first quarter, we added eight high quality nursing centers in the San Francisco/Oakland marketplace. We also completed the divestiture of ten under-performing nursing centers during the quarter through a previously announced transaction. These transactions, together with the Ventas agreements announced today, are part of our continuing efforts to improve our operations and position Kindred for growth in our targeted cluster markets.”

Mr. Diaz also commented on Kindred’s planned spin-off of its KPS institutional pharmacy business. “We are making solid progress in combining our KPS business with the long-term care pharmacy business of AmerisourceBergen to form the new PharMerica, which will be the second largest provider in the industry. We are excited about the opportunities this transaction will bring to our customers, employees and shareholders and we expect that this transaction will be consummated in the second quarter of 2007.”

Earnings Guidance for 2007 Maintained

Kindred maintained its 2007 earnings guidance for continuing operations. Kindred expects consolidated revenues for 2007 to approximate $4.5 billion. Operating income, or earnings before interest, income taxes, depreciation, amortization, and rents, is expected to range from $580 million to $587 million. Rent expense is expected to approximate $347 million, while depreciation, amortization and net interest expense are expected to approximate $127 million. Net income from continuing operations for 2007 is expected to approximate $60 million to $64 million or $1.50 to $1.60 per diluted share (based upon diluted shares of 40 million).

Kindred indicated that the guidance includes the operations of its KPS institutional pharmacy business for the full year but does not include any costs associated with the consummation of the proposed spin-off transaction. Kindred’s 2007 earnings guidance also includes the estimated impact of the previously discussed transactions with Ventas. In addition, Kindred’s 2007 earnings guidance also includes the estimated impact of the proposed rules issued by the Centers for Medicare and Medicaid Services on January 25, 2007 related to long-term acute care hospitals. Kindred believes that these proposed rules, if adopted, could reduce Medicare reimbursement to its hospitals by approximately $20 million in the second half of 2007 (including the impact of a lower than expected market basket increase). The guidance does not include any other significant changes in reimbursement and does not take into account the effects of any other material acquisitions or divestitures.

While Kindred does not provide quarterly earnings guidance, management believes that investors should consider the seasonality of Kindred’s quarterly earnings, particularly the weakness in hospital admissions during the third quarter coupled with a negative proposed Medicare rule change that would take effect on July 1, 2007.

Mr. Diaz noted, “Our first quarter results were consistent with our expectations for the full year. We look forward to continued progress in each of our operating divisions as we focus on the execution of our strategic plan. As in the past, high satisfaction levels from our patients, customers, employees and physicians will continue to be the key drivers of our business success.”

Investor Conference Call Information

Kindred will provide an online, real-time webcast of its conference call covering this announcement today at 11:00 a.m. (Eastern Time). Kindred’s previously announced investor conference call originally scheduled for Tuesday, May 1, 2007 at 10:00 a.m. (Eastern Time) has been cancelled.

The live broadcast of Kindred’s quarterly conference call will be available online at www.earnings.com and at Kindred’s website, www.kindredhealthcare.com. The online replay will be available on the websites www.earnings.com and www.kindredhealthcare.com at approximately 1:00 p.m. (Eastern Time) and continue for 30 days.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Kindred’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Kindred’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect Kindred’s plans or results include, without limitation, (a) Kindred’s ability to operate pursuant to the terms of its debt obligations and its Amended Master Leases with Ventas; (b) Kindred’s ability to meet its rental and debt service obligations; (c) Kindred’s ability to complete the Facility Acquisitions with Ventas, including the satisfaction of all closing conditions, and its ability to complete the resale of the Facilities; (d) Kindred’s and AmerisourceBergen’s ability to complete the proposed merger of their respective institutional pharmacy operations, including the receipt of all required regulatory approvals and the satisfaction of other closing conditions to the proposed transaction; (e) adverse developments with respect to Kindred’s results of operations or liquidity; (f) Kindred’s ability to attract and retain key executives and other healthcare personnel; (g) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (h) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (i) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, including potential changes to hospital Medicare payment rules, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for Kindred’s nursing centers; (j) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (k) Kindred’s ability to control costs, particularly labor and employee benefit costs; (l) Kindred’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (m) the increase in the costs of defending and insuring against alleged professional liability claims and Kindred’s ability to predict the estimated costs related to such claims; (n) Kindred’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (o) Kindred’s ability to successfully dispose of unprofitable facilities; and (p) Kindred’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance. Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

As noted above, Kindred’s earnings guidance includes the financial measure referred to as operating income. Kindred’s management uses operating income as a meaningful measure of operational performance in addition to other measures. Kindred uses operating income to assess the relative performance of its operating divisions as well as the employees that operate these businesses. In addition, Kindred believes this measurement is important because securities analysts and investors use this measurement to compare Kindred’s performance to other companies in the healthcare industry. Kindred believes that net income from continuing operations is the most comparable measure, in relation to generally accepted accounting principles, to operating income. Readers of Kindred’s financial information should consider net income from continuing operations as an important measure of Kindred’s financial performance because it provides the most complete measure of its performance. Operating income should be considered in addition to, not as a substitute for, or superior to, financial measures based upon generally accepted accounting principles as an indicator of operating performance. A reconciliation of the estimated operating income to net income from continuing operations provided in Kindred’s earnings guidance is included in this press release.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE:KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.5 billion that provides services in approximately 600 locations in 38 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 56,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.

KINDRED HEALTHCARE, INC.

Financial Summary

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2007	2006
Revenues	$1,144,180	$1,030,730

Income from continuing operations	$15,697	$21,936
Discontinued operations, net of income taxes:
Income (loss) from operations	(598)	1,866
Gain (loss) on divestiture of operations	(7,266)	157

Net income	$7,833	$23,959

Earnings per common share:
Basic:
Income from continuing operations	$0.40	$0.60
Discontinued operations:
Income (loss) from operations	(0.01)	0.05
Gain (loss) on divestiture of operations	(0.19)	—

Net income	$0.20	$0.65

Diluted:
Income from continuing operations	$0.39	$0.53
Discontinued operations:
Income (loss) from operations	(0.01)	0.05
Gain (loss) on divestiture of operations	(0.18)	—

Net income	$0.20	$0.58

Shares used in computing earnings per common share:
Basic	39,212	36,576
Diluted	39,997	41,091

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2007	2006
Revenues	$1,144,180	$1,030,730

Salaries, wages and benefits	625,417	562,461
Supplies	184,013	163,583
Rent	87,297	69,293
Other operating expenses	190,885	170,910
Depreciation and amortization	29,421	27,846
Interest expense	3,595	2,649
Investment income	(3,833)	(3,691)

	1,116,795	993,051

Income from continuing operations before income taxes	27,385	37,679
Provision for income taxes	11,688	15,743

Income from continuing operations	15,697	21,936
Discontinued operations, net of income taxes:
Income (loss) from operations	(598)	1,866
Gain (loss) on divestiture of operations	(7,266)	157

Net income	$7,833	$23,959

Earnings per common share:
Basic:
Income from continuing operations	$0.40	$0.60
Discontinued operations:
Income (loss) from operations	(0.01)	0.05
Gain (loss) on divestiture of operations	(0.19)	—

Net income	$0.20	$0.65

Diluted:
Income from continuing operations	$0.39	$0.53
Discontinued operations:
Income (loss) from operations	(0.01)	0.05
Gain (loss) on divestiture of operations	(0.18)	—

Net income	$0.20	$0.58

Shares used in computing earnings per common share:
Basic	39,212	36,576
Diluted	39,997	41,091

KINDRED HEALTHCARE, INC.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands, except per share amounts)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$19,763	$20,857
Cash – restricted	5,414	5,757
Insurance subsidiary investments	214,114	227,865
Accounts receivable less allowance for loss	628,705	588,166
Inventories	49,500	49,533
Deferred tax assets	62,791	62,512
Assets held for sale	3,205	9,113
Income taxes	13,191	10,652
Other	33,235	28,106

	1,029,918	1,002,561

Property and equipment	1,015,951	1,027,112
Accumulated depreciation	(495,136)	(475,882)

	520,815	551,230

Goodwill	107,368	107,852
Intangible assets less accumulated amortization	115,759	117,345
Insurance subsidiary investments	41,372	52,977
Deferred tax assets	99,831	96,252
Other	95,902	87,910

	$2,010,965	$2,016,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$134,795	$158,085
Salaries, wages and other compensation	274,152	280,039
Due to third party payors	25,602	27,784
Professional liability risks	62,895	65,497
Other accrued liabilities	75,475	75,522
Long-term debt due within one year	73	71

	572,992	606,998
Long-term debt	113,471	130,090
Professional liability risks	195,719	184,749
Deferred credits and other liabilities	121,275	98,712

Stockholders’ equity:
Common stock, $0.25 par value; authorized 175,000 shares; issued 40,033 shares – March 31, 2007 and 39,978 shares – December 31, 2006	10,008	9,994
Capital in excess of par value	797,360	793,054
Accumulated other comprehensive income	1,335	1,246
Retained earnings	198,805	191,284

	1,007,508	995,578

	$2,010,965	$2,016,127

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$7,833	$23,959
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29,421	28,454
Amortization of stock-based compensation costs	3,580	4,694
Provision for doubtful accounts	7,195	8,717
Deferred income taxes	(5,431)	—
Loss (gain) on divestiture of discontinued operations	7,266	(157)
Other	(652)	(1,604)
Change in operating assets and liabilities:
Accounts receivable	(47,192)	(93,678)
Inventories and other assets	(5,718)	(18,977)
Accounts payable	(11,091)	3,649
Income taxes	16,187	16,294
Due to third party payors	(2,182)	(3,683)
Other accrued liabilities	8,042	7,962

Net cash provided by (used in) operating activities	7,258	(24,370)

Cash flows from investing activities:
Purchase of property and equipment	(34,022)	(25,295)
Acquisitions	(39,642)	(123,073)
Sale of assets	77,166	10,305
Purchase of insurance subsidiary investments	(50,678)	(40,731)
Sale of insurance subsidiary investments	51,487	58,560
Net change in insurance subsidiary cash and cash equivalents	24,993	(8,152)
Other	(7,114)	2,292

Net cash provided by (used in) investing activities	22,190	(126,094)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit	436,800	246,500
Repayment of borrowings under revolving credit	(453,400)	(134,800)
Repayment of long-term debt	(17)	(1,440)
Payment of deferred financing costs	(71)	(486)
Issuance of common stock	870	290
Other	(14,724)	(19,008)

Net cash provided by (used in) financing activities	(30,542)	91,056

Change in cash and cash equivalents	(1,094)	(59,408)
Cash and cash equivalents at beginning of period	20,857	83,420

Cash and cash equivalents at end of period	$19,763	$24,012

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	2006 Quarters				Year	First Quarter 2007
	First	Second	Third	Fourth
Revenues	$1,030,730	$1,073,994	$1,058,892	$1,103,045	$4,266,661	$1,144,180

Salaries, wages and benefits	562,461	582,354	589,753	594,814	2,329,382	625,417
Supplies	163,583	167,609	170,815	183,877	685,884	184,013
Rent	69,293	74,921	81,252	84,938	310,404	87,297
Other operating expenses	170,910	176,789	176,546	177,321	701,566	190,885
Depreciation and amortization	27,846	29,828	32,046	32,476	122,196	29,421
Interest expense	2,649	3,534	4,667	3,071	13,921	3,595
Investment income	(3,691)	(3,444)	(3,530)	(3,835)	(14,500)	(3,833)

	993,051	1,031,591	1,051,549	1,072,662	4,148,853	1,116,795

Income from continuing operations before income taxes	37,679	42,403	7,343	30,383	117,808	27,385
Provision for income taxes	15,743	18,163	3,774	8,889	46,569	11,688

Income from continuing operations	21,936	24,240	3,569	21,494	71,239	15,697
Discontinued operations, net of income taxes:
Income (loss) from operations	1,866	5,741	(757)	654	7,504	(598)
Gain (loss) on divestiture of operations	157	(308)	126	(7)	(32)	(7,266)

Net income	$23,959	$29,673	$2,938	$22,141	$78,711	$7,833

Earnings per common share:
Basic:
Income from continuing operations	$0.60	$0.58	$0.09	$0.55	$1.82	$0.40
Discontinued operations:
Income (loss) from operations	0.05	0.14	(0.02)	0.02	0.19	(0.01)
Gain (loss) on divestiture of operations	—	(0.01)	—	—	—	(0.19)

Net income	$0.65	$0.71	$0.07	$0.57	$2.01	$0.20

Diluted:
Income from continuing operations	$0.53	$0.57	$0.09	$0.54	$1.74	$0.39
Discontinued operations:
Income (loss) from operations	0.05	0.13	(0.02)	0.02	0.18	(0.01)
Gain (loss) on divestiture of operations	—	(0.01)	—	—	—	(0.18)

Net income	$0.58	$0.69	$0.07	$0.56	$1.92	$0.20

Shares used in computing earnings per common share:
Basic	36,576	41,695	39,014	39,120	39,108	39,212
Diluted	41,091	42,956	39,769	39,784	40,923	39,997

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data

(Unaudited)

(In thousands)

	2006 Quarters				Year	First Quarter 2007
	First	Second	Third	Fourth
Revenues:
Hospital division	$430,814	$439,308	$406,923	$449,771	$1,726,816	$463,812

Health services division	460,038	493,067	499,072	504,995	1,957,172	521,463

Rehabilitation division	71,162	74,376	76,003	78,565	300,106	83,756

Pharmacy division	157,214	159,926	170,443	165,025	652,608	174,704

	1,119,228	1,166,677	1,152,441	1,198,356	4,636,702	1,243,735
Eliminations:
Rehabilitation	(53,975)	(57,071)	(57,019)	(57,871)	(225,936)	(61,670)
Pharmacy	(34,523)	(35,612)	(36,530)	(37,440)	(144,105)	(37,885)

	(88,498)	(92,683)	(93,549)	(95,311)	(370,041)	(99,555)

	$1,030,730	$1,073,994	$1,058,892	$1,103,045	$4,266,661	$1,144,180

Income from continuing operations:
Operating income (loss):
Hospital division	$104,064	$105,307	$74,793	$104,258	$388,422	$100,505

Health services division	47,925	63,297	61,293	74,351	246,866	63,409

Rehabilitation division	4,239	8,453	8,857	8,813	30,362	10,044

Pharmacy division	16,729	15,139	16,152	441	48,461	9,243	(a)

Corporate:
Overhead	(37,334)	(43,257)	(37,683)	(38,883)	(157,157)	(37,794	)(a)
Insurance subsidiary	(1,847)	(1,697)	(1,634)	(1,947)	(7,125)	(1,542)

	(39,181)	(44,954)	(39,317)	(40,830)	(164,282)	(39,336)

Operating income	133,776	147,242	121,778	147,033	549,829	143,865
Rent	(69,293)	(74,921)	(81,252)	(84,938)	(310,404)	(87,297)
Depreciation and amortization	(27,846)	(29,828)	(32,046)	(32,476)	(122,196)	(29,421)
Interest, net	1,042	(90)	(1,137)	764	579	238

Income from continuing operations before income taxes	37,679	42,403	7,343	30,383	117,808	27,385
Provision for income taxes	15,743	18,163	3,774	8,889	46,569	11,688

	$21,936	$24,240	$3,569	$21,494	$71,239	$15,697

(a)	Includes professional fees and other costs incurred in connection with the proposed spin-off of Kindred’s institutional pharmacy business of $3.2 million (pharmacy division) and $0.9 million (corporate overhead).

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

(In thousands)

	2006 Quarters				Year	First Quarter 2007
	First	Second	Third	Fourth
Rent:
Hospital division	$26,619	$29,588	$32,245	$34,180	$122,632	$34,909

Health services division	40,447	43,048	46,552	48,161	178,208	49,603

Rehabilitation division	869	897	932	999	3,697	1,069

Pharmacy division	1,280	1,316	1,448	1,510	5,554	1,642

Corporate	78	72	75	88	313	74

	$69,293	$74,921	$81,252	$84,938	$310,404	$87,297

Depreciation and amortization:
Hospital division	$11,107	$11,658	$12,363	$11,995	$47,123	$9,182

Health services division	9,287	10,260	10,966	11,674	42,187	12,101

Rehabilitation division	80	115	127	211	533	236

Pharmacy division	1,797	1,857	2,594	2,587	8,835	2,816

Corporate	5,575	5,938	5,996	6,009	23,518	5,086

	$27,846	$29,828	$32,046	$32,476	$122,196	$29,421

Capital expenditures, excluding acquisitions (including discontinued operations):
Hospital division	$15,365	$14,105	$16,535	$24,149	$70,154	$20,765

Health services division	5,225	11,151	12,849	12,004	41,229	6,696

Rehabilitation division	19	130	146	308	603	118

Pharmacy division	2,057	2,219	2,581	2,994	9,851	1,712

Corporate:
Information systems	2,514	8,958	5,376	11,298	28,146	4,457
Other	115	177	232	567	1,091	274

	$25,295	$36,740	$37,719	$51,320	$151,074	$34,022

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

	2006 Quarters				Year	First Quarter 2007
	First	Second	Third	Fourth
Hospital data:
End of period data:
Number of hospitals	80	80	80	81		82
Number of licensed beds	6,347	6,363	6,359	6,419		6,539

Revenue mix % (a):
Medicare	64	62	60	59	61	60
Medicaid	7	9	10	12	10	10
Private and other	29	29	30	29	29	30

Admissions:
Medicare	7,810	7,330	6,978	7,457	29,575	7,818
Medicaid	913	1,018	1,031	1,023	3,985	1,069
Private and other	1,919	1,957	1,891	1,994	7,761	2,306

	10,642	10,305	9,900	10,474	41,321	11,193

Admissions mix %:
Medicare	73	71	71	71	71	70
Medicaid	9	10	10	10	10	9
Private and other	18	19	19	19	19	21

Patient days:
Medicare	212,116	211,255	200,154	214,403	837,928	215,402
Medicaid	37,635	50,232	51,743	53,667	193,277	53,583
Private and other	66,399	70,880	71,991	76,157	285,427	84,074

	316,150	332,367	323,888	344,227	1,316,632	353,059

Average length of stay:
Medicare	27.2	28.8	28.7	28.8	28.3	27.6
Medicaid	41.2	49.3	50.2	52.5	48.5	50.1
Private and other	34.6	36.2	38.1	38.2	36.8	36.5
Weighted average	29.7	32.3	32.7	32.9	31.9	31.5

Revenues per admission (a):
Medicare	$35,247	$37,025	$34,866	$35,252	$35,599	$35,509
Medicaid	34,228	40,231	40,604	54,081	42,508	42,905
Private and other	64,766	64,874	64,394	65,984	65,015	60,857
Weighted average	40,483	42,631	41,103	42,942	41,790	41,438

Revenues per patient day (a):
Medicare	$1,298	$1,285	$1,216	$1,226	$1,256	$1,289
Medicaid	830	815	809	1,031	876	856
Private and other	1,872	1,791	1,691	1,728	1,768	1,669
Weighted average	1,363	1,322	1,256	1,307	1,312	1,314

Medicare case mix index (discharged patients only)	1.12	1.12	1.11	1.06	1.10	1.11

Average daily census	3,513	3,652	3,521	3,742	3,607	3,923
Occupancy %	65.3	63.3	61.2	65.1	63.7	67.6

(a)	Includes income related to certain Medicare reimbursement issues of $1.9 million in the first quarter of 2006, $4.3 million in the second quarter of 2006 and $2.3 million in the fourth quarter of 2006.

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

	2006 Quarters				Year	First Quarter 2007
	First	Second	Third	Fourth
Nursing center data:
End of period data:
Number of nursing centers:
Owned or leased	237	237	237	237		245
Managed	5	5	5	5		4

	242	242	242	242		249

Number of licensed beds:
Owned or leased	30,064	30,074	30,074	30,059		30,972
Managed	605	605	605	605		485

	30,669	30,679	30,679	30,664		31,457

Revenue mix %:
Medicare	35	35	33	34	34	35
Medicaid	46	46	47	47	47	45
Private and other	19	19	20	19	19	20

Patient days (excludes managed facilities):
Medicare	393,257	413,028	392,114	395,344	1,593,743	415,923
Medicaid	1,484,160	1,551,903	1,584,093	1,575,855	6,196,011	1,541,317
Private and other	396,482	429,822	453,304	453,200	1,732,808	456,336

	2,273,899	2,394,753	2,429,511	2,424,399	9,522,562	2,413,576

Patient day mix %:
Medicare	17	17	16	16	17	17
Medicaid	65	65	65	65	65	64
Private and other	18	18	19	19	18	19

Revenues per patient day:
Medicare Part A	$376	$377	$381	$397	$383	$404
Total Medicare (including Part B)	412	411	419	434	419	440
Medicaid	143	147	149	149	147	151
Private and other	217	221	219	218	219	231
Weighted average	202	206	205	208	206	216

Average daily census	25,266	26,316	26,408	26,352	26,089	26,818
Occupancy %	87.1	87.9	88.1	88.0	87.8	87.8

Rehabilitation data:
Revenue mix %:
Company-operated	78	78	75	74	75	74
Non-affiliated	22	22	25	26	25	26

Pharmacy data:
Number of customer licensed beds at end of period:
Company-operated	30,449	30,287	30,232	30,232		28,341
Non-affiliated	63,683	65,036	72,268	72,339		74,985

	94,132	95,323	102,500	102,571		103,326

KINDRED HEALTHCARE, INC.

Reconciliation of Earnings Guidance for 2007 – Continuing Operations

(Unaudited)

(In millions, except per share amounts)

	2007 Earnings Guidance Range
	As of April 30, 2007		As of February 26, 2007
	Low	High	Low	High
Operating income	$580	$587	$587	$594
Rent	(347)	(347)	(356)	(356)
Depreciation and amortization	(118)	(118)	(123)	(123)
Interest, net	(9)	(9)	(2)	(2)

Income from continuing operations before income taxes	106	113	106	113
Provision for income taxes	46	49	46	49

Income from continuing operations	$60	$64	$60	$64

Earnings per diluted share	$1.50	$1.60	$1.50	$1.60

Shares used in computing earnings per diluted share	40.0	40.0	40.0	40.0